Exhibit (h)(5)(a)

AMENDMENT TO THE EXPENSE LIMITATION AGREEMENT

INDEXIQ ACTIVE ETF TRUST

THIS AMENDMENT TO THE EXPENSE LIMITATION AGREEMENT, is hereby made as of December 13, 2021, between IndexIQ Active ETF Trust, a Delaware statutory trust (the “Trust”), on behalf of its series set forth on Schedule A (each a “Fund” and collectively, “Funds”), and IndexIQ Advisors LLC, a Delaware limited liability company (the “Manager”).

WHEREAS, the Trust and the Manager are parties to the Expense Limitation Agreement dated August 31, 2018 (the “Agreement”); and

WHEREAS, the Trust and the Manager wish to amend Schedule A of the Agreement;

NOW, THEREFORE, the Trust and the Manager hereby agree as follows:

1.	Schedule A is hereby amended by deleting it in its entirety and replacing it with the Schedule attached hereto.

IN WITNESS WHEREOF, the parties have caused this Agreement to be signed by their respective officers thereunto duly authorized and their respective corporate seals to be hereunto affixed, as of the day and year first above written.

INDEXIQ ACTIVE ETF TRUST,
ON BEHALF OF THE FUNDS

By:	Jonathan Zimmerman
Title:	Executive Vice President

INDEXIQ ADVISORS LLC

By:	Kirk C. Lehneis
Title:	Chief Executive Officer

SCHEDULE A

Funds and Operating Expense Limits

Fund	Operating Expense Limit	Limit Expiration
IQ MacKay Municipal Insured ETF	0.30%	August 31, 2022

IQ MacKay Municipal Intermediate ETF	0.30%	August 31, 2022

IQ MacKay Municipal Short Duration ETF	0.30%	August 31, 2022

IQ Ultra Short Duration ETF	0.24%	August 31, 2022

IQ MacKay ESG Core Plus Bond ETF	0.39%	August 31, 2022

IQ MacKay California Municipal Intermediate ETF	0.35%	August 31, 2022

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